Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options to purchase stock granted under the C2i Genomics, Inc. 2019 Stock Incentive Plan, and assumed by the Registrant (Veracyte, Inc.) of our reports dated February 29, 2024, with respect to the consolidated financial statements of Veracyte, Inc and the effectiveness of internal control over financial reporting of Veracyte, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 29, 2024